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Exhibit 99

CENDANT TO RECORD ONE-TIME TAX BENEFIT IN FIRST QUARTER 2004

Company Clarifies Previously Disclosed Potential Tax Benefit
Referenced in February 4, 2004 Earnings Release Relating to Transaction with Trilegiant

New York, NY, February 6, 2004—Cendant Corporation (NYSE: CD) today announced that it will record a one-time tax benefit of $0.09-$0.11 per share related to the transaction with Trilegiant Corporation announced on January 30. Trilegiant will now be able to realize a net operating loss for tax purposes, the benefit of which will be included in Cendant's results in connection with Trilegiant's consolidation under Financial Interpretation Number 46. As a result, the Company increased its projections for first quarter and full year 2004 earnings per share from continuing operations to $0.37 - $0.38 and $1.65 - $1.72, respectively.

The potential for this tax benefit was previously disclosed in Cendant's fourth quarter 2003 earnings release on February 4, 2004. There is no impact on Cendant's cash flow as a result of this tax benefit.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release, including the projections, and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-Q for the period ended September 30, 2003. Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Media Contact: Elliot Bloom 212-413-1832.1 212-413-1833	Investor Contacts: Sam Levenson 212-413-1834
Henry A. Diamond 212-413-1920

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  Exhibit 99